Exhibit 2.2

EXECUTION VERSION

UNITHOLDERS AGREEMENT

UNITHOLDERS AGREEMENT (this “Agreement”), dated as of February 13, 2011, by and among CDRT Acquisition Corporation, a Delaware corporation (“Parent”), CDRT Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Emergency Medical Services Corporation, a Delaware corporation (the “Company”), Emergency Medical Services L.P., a Delaware limited partnership (“EMS LP”), Onex Corporation, a corporation existing under the laws of Canada, solely in its capacity as Trustee (the “Trustee”) under the Voting and Exchange Trust Agreement, dated as of December 20, 2005, among the Company, EMS LP and the Trustee (the “Trust Agreement”), and the limited partners of EMS LP listed on the signature pages hereto (each a “Limited Partner”).

Concurrently with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger, in the form attached hereto as Exhibit A (the “Merger Agreement”), with Parent and Sub, a wholly owned subsidiary of Parent, that provides, among other things, for the merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Merger Agreement.

As of the date hereof, each Limited Partner is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of the number of LP Exchangeable Units set forth opposite the name of such Limited Partner on Schedule I hereto.

As a condition to the willingness of the Company, Parent and Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company, EMS LP, the Trustee and each Limited Partner have agreed to enter into this Agreement.

The parties, intending to be legally bound, agree as follows:

SECTION 1.  Voting.  Each Limited Partner hereby agrees, severally and not jointly, that from and after the date hereof and until this Agreement is terminated in accordance with Section 10, it shall exercise all of its rights as a Beneficiary (as defined in the Trust Agreement) under the Trust Agreement to cause all of the Voting Rights (as defined in the Trust Agreement) held by the Trustee on behalf of such Beneficiary to be voted in favor of the adoption of the Merger Agreement and the approval of the Merger at any meeting of the stockholders of the Company called for purposes that include the adoption of the Merger Agreement and the approval of the Merger or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought by the Company.  Each Limited Partner hereby instructs the Trustee to cast and exercise that number of votes (by exercising the Voting Rights in respect of the LP Exchangeable Units owned of record by such Limited Partner) which would attach to the Class B Common Stock receivable upon exchange of the LP Exchangeable Units, in favor of the adoption of the Merger Agreement and the approval of the Merger, provided, that such instruction shall be deemed to have been withdrawn upon termination of this Agreement.

SECTION 2.  Exchange of LP Exchangeable Units Immediately Prior to Merger.  After all applicable conditions to the obligations of each party to effect the Merger have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), each Limited Partner hereby agrees that each LP Exchangeable Unit held by such Limited Partner shall, immediately prior to (and subject to the occurrence of) the Effective Time, and without notice to EMS LP, the Company, the holder thereof or any other Person, be exchanged for one issued and outstanding share of Class B Common Stock.  The Company, EMS LP, the Trustee and the Limited Partners shall take all action necessary to facilitate and consummate such exchange.  In furtherance, but not in limitation, of the foregoing, and notwithstanding any contrary provision of the Trust Agreement or the EMS LP Partnership Agreement: (i) the Company shall issue and deliver to each Limited Partner the requisite number of shares of Class B Common Stock, and (ii) the Limited Partners shall transfer all of their LP Exchangeable Units to the Company in exchange for the applicable shares of Class B Common Stock.

SECTION 3.  Restriction on Transfer of the LP Exchangeable Units; Other Actions.

(a)  Each Limited Partner agrees it will not, prior to the termination of this Agreement: (i) except pursuant to the exchange provided for in Section 2 hereof, transfer, assign, sell, gift-over, pledge, encumber, hypothecate, exchange (whether for Class B Common Stock or otherwise) or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of any or all of its LP Exchangeable Units or any right or interest therein (including any interest in the Class B Special Voting Share), or consent to any of the foregoing (any such action, a “Transfer”), (ii) enter into any derivative arrangement with respect to, or create or suffer to exist any Encumbrances with respect to, any or all of its LP Exchangeable Units or any right or interest therein (including any interest in the Class B Special Voting Share), in either case that would reasonably be expected to prevent or delay such Limited Partner’s compliance with its obligations hereunder; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iv) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the LP Exchangeable Units (or its interest in the Class B Special Voting Share) with respect to any matter that is, or that could be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement and this Agreement or the provisions thereof and hereof; (v) deposit any of the LP Exchangeable Units into a voting trust, or enter into a voting agreement or arrangement with respect to any of its LP Exchangeable Units (or its interest in the Class B Special Voting Share); or (vi) enter into any contract or agreement that would be breached by, or take any other action that would reasonably be expected to prevent or delay such Limited Partner’s compliance with its obligations hereunder.

(b)  Notwithstanding the foregoing, each Limited Partner may, after giving prior written notice to Parent identifying such transferee, make Transfers of LP Exchangeable Units to a member of the Initial Investor Group (as defined in the certificate of incorporation of the Company) or an employee of a member of the Initial Investor Group if such transferee agrees in writing in a form reasonably acceptable to Parent to be bound by this Agreement prior to the consummation of any such Transfer.

(c)  Without the prior written consent of Parent and Sub, each of the Company, EMS LP, the Trustee and the Limited Partners agrees not to amend, modify or terminate the EMS LP Partnership Agreement or the Trust Agreement or to take any actions to dissolve or terminate EMS LP.  EMS LP agrees that it will not issue any new limited or general partnership interests (other than the issuance of limited partnership interests to the Company in accordance with Section 3.3 of the EMS LP Partnership Agreement) or admit any new persons to the partnership other than in connection with Transfers permitted by Section 3(b).

SECTION 4.  Representations and Warranties of Limited Partner. Each Limited Partner on its own behalf hereby represents and warrants to Parent and Sub as to itself only as follows:

(a)  Such Limited Partner (i) is the record and beneficial owner of the LP Exchangeable Units set forth opposite such Limited Partner’s name on Schedule I to this Agreement and (ii) is not the record owner of any shares of Company Common Stock.

(b)  Such Limited Partner is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction, and has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

(c)  This Agreement has been duly authorized, executed and delivered by such Limited Partner and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes the valid and binding obligation of such Limited Partner, enforceable against such Limited Partner in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally.  The execution, delivery and performance by such Limited Partner of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Person’s ability to observe and perform its material obligations hereunder (“EMS Party Material Adverse Effect”).

(d)  The execution, delivery and performance by such Limited Partner of this Agreement will not (i) result in a violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under any (A) Contract or (B) permit, concession, franchise, right or license binding upon such Limited Partner, (ii) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of such Limited Partner, (iii) conflict with or result in any violation of any provision of the Organizational Documents of such Limited Partner, (iv) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have an EMS Party Material Adverse Effect or (v) conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Limited Partner is a party or by which Limited Partner or Limited Partner’s assets are bound, other than the EMS LP Partnership Agreement and the Trust Agreement, and any such conflict is being waived pursuant to Section 7. The consummation by such Limited Partner of the transactions contemplated by this Agreement will not (i) violate any provision of any judgment, order or decree applicable to such Limited Partner or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to Limited Partner.

(e)  The LP Exchangeable Units (and related interests in the Class B Special Voting Share) are now, and at all times during the term hereof will be, held by such Limited Partner or by a nominee or custodian for the benefit of such Limited Partner, free and clear of all pledges, liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrance or restriction whatsoever on title transfer, or exercise of any rights of a Limited Partner in respect of such LP Exchangeable Units (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder, (ii) any rights, agreements, understandings or arrangements that represent solely a financial interest in cash received upon sale of the LP Exchangeable Units, (iii) the provisions of the EMS LP Partnership Agreement and the Trust Agreement, and (iv) Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”).

(f)  Such Limited Partner understands and acknowledges that the Company, Parent and Sub are entering into the Merger Agreement in reliance upon Limited Partner’s execution and delivery of this Agreement.

(g)  No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Limited Partner (except for fees referred to in Section 4.22 of the Merger Agreement payable by the Company to Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as advisors to the Company).

SECTION 5.  Representations and Warranties of Parent and Sub. Parent and Sub hereby jointly and severally represent and warrant to the Company, EMS LP, the Trustee, and each Limited Partner as follows:

(a)  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)  This Agreement has been duly authorized, executed and delivered by each of Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes the valid and binding obligations of each of Parent and Sub, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(c)  The execution, delivery and performance by each of Parent and Sub of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(d)  The execution, delivery and performance by each of Parent and Sub of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any (A) Contract, or (B) permit, concession, franchise, right or license binding upon Parent or Sub, (ii) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Sub, (iii) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Sub or (iv) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

SECTION 6.  Representations and Warranties of the Company, EMS LP and the Trustee.  The Company, EMS LP and the Trustee hereby jointly and severally represent and warrant to the Parent and Sub as follows:

(a)  Each of the Company, EMS LP and the Trustee is an entity duly organized, validly existing and in good standing under the laws of their respective jurisdictions, and each of the Company, EMS LP and the Trustee has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

(b)  This Agreement has been duly authorized, executed and delivered by each of the Company, EMS LP and the Trustee, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes the valid and binding obligations of each of the Company, EMS LP and the Trustee, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(c)  The execution, delivery and performance by each of the Company, EMS LP and the Trustee of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to have an EMS Party Material Adverse Effect.

(d)  The execution, delivery and performance by each of the Company, EMS LP and the Trustee of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any (A) Contract, or (B) permit, concession, franchise, right or license binding upon the Company, EMS LP and the Trustee, (ii) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the Company, EMS LP and the Trustee, (iii) conflict with or result in any violation of any provision of the Organizational Documents of the Company, EMS LP and the Trustee or (iv) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have an EMS Party Material Adverse Effect.

(e)  EMS LP has no limited partners, general partners or other equityholders other than the Limited Partners and the Company.  All of the general partnership interests of EMS LP are owned by the Company beneficially and of record.

SECTION 7.  Provisions of EMS LP Partnership Agreement and Trust Agreement.

(a)  To the extent the provisions of this Agreement and the Merger Agreement, including the exchange of LP Exchangeable Units referenced in Section 2 of this Agreement, may be deemed to conflict with the provisions of the EMS LP Partnership Agreement or the Trust Agreement, the Company, EMS LP, the Trustee and the Limited Partners, as limited partners of EMS LP and Beneficiaries under the Trust Agreement, hereby agree that this Agreement shall supersede the relevant provisions of the EMS LP Partnership Agreement and Trust Agreement to the extent required to cure any such conflict, and any such conflicting provisions are hereby waived and amended for all purposes relevant to the consummation of the transactions contemplated by the Merger Agreement and this Agreement.

(b)  Prior to the date hereof, the Company has provided Parent with true and complete copies of the EMS LP Partnership Agreement and Trust Agreement, together with any and all amendments thereto, and, other than the EMS LP Partnership Agreement and Trust Agreement, there are no agreements or arrangements of any kind relating to the LP Exchangeable Units.

SECTION 8.  Directors. This Agreement shall apply to each Limited Partner solely in such Limited Partner’s capacity as a holder of LP Exchangeable Units, and not to any Limited Partner or any representative of a Limited Partner serving as a director of the Company in such capacity or in any other capacity.

SECTION 9.  Withholding.  Notwithstanding anything in this Agreement to the contrary, the Company, Parent, Sub and EMS LP shall be entitled to deduct and withhold from any amount payable to any Limited Partner pursuant to this Agreement such amounts as they are required to deduct and withhold under the Code, or any other provision of Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  To the extent that withholding applies to a Limited Partner and such Limited Partner is entitled to receive Class B Common Stock (rather than cash), such withholding shall be funded out of amounts payable in respect of Class B Common Stock pursuant to the Merger Agreement.  Prior to deducting and withholding any amounts payable to any Limited Partner hereunder, the Company, Parent, Sub, or EMS LP (as the case may be) shall give reasonable notice to the Trustee following its determination that an amount is actually required to be withheld or deducted, provided that such notice shall be deemed to be reasonable so long as it was promptly given after such determination was made.  If any amount is deducted or withheld from any Limited Partner pursuant to this Section 9 and prior notice was not provided to the Trustee, then, to the extent permitted by law, the amount deducted or withheld shall not be remitted to the applicable taxing authority until five days after the Trustee has received notice of such deduction or withholding and the Trustee (on behalf of the Limited Partner) shall be entitled to raise any objection with respect to such deduction or withholding.  The parties will cooperate in order to eliminate or reduce any withholding or deduction.

SECTION 10.  Termination.

(a)  This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i)  termination of the Merger Agreement in accordance with its terms;

(ii)  the Effective Time;

(iii)  the mutual written consent of Parent and the Limited Partners.

(b)  Upon termination of this Agreement, except in the case of liability for any willful breach by any party to this Agreement prior to termination from which liability termination shall not relieve any such party, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise.

Sections 10 and 12 hereof shall survive the termination of this Agreement.

SECTION 11.  Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 12.  Miscellaneous.

(a)  Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service; or (b) transmitted by telecopy or e-mail (with confirmation of transmission) by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, telecopy number, e-mail address or person as a party may designate by notice to the other parties.

If to Limited Partners, EMS LP or the Trustee, to:

Onex Corporation
161 Bay Street
P.O. Box 700
Toronto, Ontario M5J 2S1 Canada
Fax No.: (416) 362-5765
Attention: General Counsel

If to the Company, to:

Emergency Services Medical Corporation
6200 South Syracuse Way, Suite 200
Greenwood, CO 80111
Fax No.: (303) 495-1800
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telephone: (212) 836-8000
Facsimile: (212) 836-8689
Attention:	Joel I Greenberg
Lynn Toby Fisher

If to the Parent and Sub, to:

CDRT Acquisition Corporation
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
Telecopy: 212-407-5252
Email:	rschnall@cdr-inc.com
kgiuriceo@cdr-inc.com
Attention:	Richard J. Schnall
Kenneth A. Giuriceo

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton, LLP
919 Third Avenue
New York, NY 10022
Telecopy: 212-909-6836
Email:	psbird@debevoise.com
jelevits@debevoise.com
Attention:	Paul S. Bird
Jonathan E. Levitsky

(b)  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original to the other parties.

(d)  Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any legal or equitable rights or remedies or benefits of any nature whatsoever.

(e)  Governing Law. This Agreement and any Litigation (whether at Law, in contract or in tort) that may be directly or indirectly based upon, arise out of or relate to this Agreement or any of the transactions contemplated hereby, or the negotiation, execution or performance hereof or thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might apply under applicable principles of conflicts of laws thereof.

(f)  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g)  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.

(h)  Severability of Provisions.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i)  Specific Performance, Jurisdiction, Enforcement.

(i)  The parties agree that irreparable damage for which money damages, even if available, would not be an adequate remedy, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties agree that, prior to the valid termination of this Agreement in accordance with Section 10, each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court sitting in New Castle County in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(ii)  Each of the parties irrevocably submits itself to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court sitting in New Castle County in the State of Delaware) for the purpose of any Litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement or the negotiation, execution or performance hereof or thereof, or any other appropriate form of specific performance or equitable relief, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court of Delaware). Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Litigation with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 12(i), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(iii)  Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 12(a) and agrees that service of any process, summons, notice or document by personal delivery or by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 12(a) shall be effective service of process for any Litigation in connection with this Agreement or the transactions contemplated hereby.  Nothing in this Section 12(i) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(j)  Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k)  No Recourse. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Limited Partner’s failure to perform its obligations hereunder, Parent and Sub agree that no Limited Partner (in its capacity as a stakeholder of the Company), EMS LP or the Trustee will be liable for claims, losses, damages, liabilities or other obligations resulting from or related to the Merger Agreement, including any breach by the Company of the Merger Agreement, and that none of the Company, EMS LP or the Trustee will be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Limited Partner’s failure to perform its obligations hereunder; provided that this clause (k) shall not in any way limit the liability of the Company under the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

CDRT ACQUISITION CORPORATION

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Vice President and Secretary

CDRT MERGER SUB, INC.

By:	/s/ Theresa Gore
Name: Theresa Gore
Title: Vice President and Secretary

[Signature Page to Unitholders Agreement]

ONEX PARTNERS LP

By:	Onex Partners GP LP, its General Partner
Onex Partners Manager LP, its Agent
Onex Partners Manager GP ULC, its General Partner

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Vice President

By:	/s/ Robert M. Le Blanc
	Name:	Robert M. Le Blanc
	Title:	Managing Director

ONEX PARTNERS LLC

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Director

ONEX US PRINCIPALS LP

By:	Onex American Holdings GP LLC,
its General Partner

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Representative

EMS EXECUTIVE INVESTCO LLC

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Director

By:	/s/ Robert M. LeBlanc
	Name:	Robert M. LeBlanc
	Title:	Director

[Signature Page to Unitholders Agreement]

ONEX EMSC CO-INVEST LP

By:	Onex Partners GP LP, its General Partner
Onex Partners Manager LP, its Agent
Onex Partners Manager GP ULC, its General Partner

By:	/s/ Donald F. West
	Name:	Donald F. West
	Title:	Vice-President

By:	/s/ Robert M. Le Blanc
	Name:	Robert M. Le Blanc
	Title:	Managing Director

[Signature Page to Unitholders Agreement]

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/ William A. Sanger
Name: William A. Sanger
Title: Chief Executive Officer

EMERGENCY MEDICAL SERVICES L.P.

By:	Emergency Medical Services Corporation,
its General Partner

By:	/s/ William A. Sanger
Name: William A. Sanger
Title: Chief Executive Officer

ONEX CORPORATION, in its capacity as Trustee

By:	/s/ Donald W. Lewtas
Name: Donald W. Lewtas
Title: Chief Financial Officer

By:	/s/ Christopher A. Govan
Name: Christopher A. Govan
Title: Managing Director

[Signature Page to Unitholders Agreement]

SCHEDULE I

Name and Address	LP Exchangeable Units
ONEX PARTNERS LP	7,363,737
ONEX PARTNERS LLC	4,747,767
ONEX EMSC CO-INVEST LP	1,216,062
EMS EXECUTIVE INVESTCO LLC	273,425
ONEX US PRINCIPALS LP	123,685

Total	13,724,676

EXHIBIT A

Agreement and Plan of Merger